EXHIBIT 99.1

Dinatrum would like to mention that Novofuel’s Patent to produce Hydrogen is in Good Standing

MONTREAL, Sept. 10, 2019 (GLOBE NEWSWIRE) -- Dinatrum/Alumifuel Power Corporation ("Dinatrum" or the "Company") (OTC Markets: AFPW) September 10, 2019, Mr. Pedro Villagran-Garcia, President & CEO would like to mention that U.S. Patent No. 8,974,765 is currently valid and was granted by the Department of United States Patents and Trademark Office to Novofuel, a wholly-owned subsidiary of the Company, under the following title:

Methods and apparatus for controlled production of hydrogen using aluminum-based water-split reactions

It’s important to mention that current market production of Hydrogen has taken a very interesting turn since Europe is shifting its attention to increase the use of this element as a source of Environmentally friendly Energy. We will address this matter as the situation evolves as various Companies and Scientists have approached us to utilize this important and valuable source of Energy.

Just as a reminder that the Solar System receives light from a very large source of Hydrogen, the Sun, which burns Hydrogen as Thermonuclear Explosions that practically fuel the Earth’s Ecosystem with its light.

Feel free to view this NASA video on YouTube that visually explains the power of the sun:

http://bit.ly/2k98rxb

Also please read the following information on NASA's Website regarding the Sun as a never-ending source of Energy.

https://go.nasa.gov/2lFEsxk

NASA uses Hydrogen as Rocket Fuel as mentioned in this interesting article. It fuels it Main Engines, it is the lightest element and it exists as a gas.

https://go.nasa.gov/2lLRdpS

Hydrogen Fueled Vehicles are starting to be utilized, and it is not far-fetched to mention that even Rocket Fuel, used in Nuclear Thermal Rockets, using Liquid Hydrogen could feed the Engines of a modern spaceship.

The Company’s name change and new trading symbol will be effective in the over-the-counter markets when FINRA has completed its review of the Company’s application for the name change.

DINATRUM, INC./ALUMIFUEL POWER CORPORATION
DINATRUM is a Real Estate Investment Trust with projects within North America.

On behalf of the Board,

Pedro Villagran-Garcia,
President & CEO
Dinatrum

For further information, please contact the company at 1-514-432-7746 or by email at info@dinatrum.com

Forward Looking Statements
Certain information contained in this press release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management's expectations or estimates of future performance, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, are forward-looking statements. The words "believe," "expect," "will," "anticipate," "contemplate," "target," "plan," "continue," "budget," "may," "intend," "estimate," "project" and similar expressions identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.